EXHIBIT 5

                         Glast,  Phillips  &  Murray,  P.C.
                          815  Walker  Street,  Suite  1250
                              Houston,  Texas  77002
                                 (713)  237-3135


May  12,  2006


U.S.  Securities  and  Exchange  Commission
Division  of  Corporation  Finance
100  F  Street,  N.E.
Washington,  D.C.  20549

Re:  Charys  Holding  Company,  Inc.  -  Form  S-8

Gentlemen:

     We have acted as counsel to Charys Holding Company, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 8,000,000 shares of its common stock ("Stock Shares"), $0.001 par value per Stock Share, which are issuable pursuant to the Company's Employee Stock Incentive Plan for the Year 2006 and Non-Employee Consultants Retainer Stock Plan for the Year 2006.

     In our representation we have examined such documents, corporate records, and other instruments as have been provided to us for the purposes of this opinion, including, but not limited to, the Certificate of Incorporation, and all amendments thereto, and Bylaws of the Company.

     Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Delaware, and that the Stock Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

     Our  opinion  is  limited  by  and  subject  to  the  following:

     (a) In rendering our opinion we have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Delaware.

     (b) In our examination of all documents, certificates and records, we have assumed without investigation, the authenticity and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals of all documents submitted to us as copies. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

     (c) Our opinion is based solely on and limited to the federal laws of the United States of America and the laws of Delaware. We express no opinion as to the laws of any other jurisdiction.

                                       Very truly yours,

                                       /s/ Glast, Phillips, & Murray, P.C.